Exhibit 10.1

March 19, 2015

C. Brad Richmond
10844 Emerald Chase Drive
Orlando, FL 32836

Dear Brad,

Reference is made to your Agreement with Darden Restaurants, Inc. (the “Company”), dated November 25, 2014 (the “Agreement”). This letter (the “Letter”) confirms that your termination from active employment with the Company and all of its subsidiaries will occur upon the later of July 28, 2015 and the appointment of your successor (the “Separation Date”). If your successor is appointed prior to July 28, 2015, then, from the date of such appointment to the Separation Date, you will no longer hold the title of SVP, CFO and will instead hold the title of SVP, Finance, and your role will be to assist in the leadership onboarding and transition of your successor.

You will remain actively employed and be paid your regular salary through the Separation Date. To the extent any bonus is paid pursuant to the Management and Professional Incentive Plan (the “MIP”) for the applicable fiscal year, you will be eligible to receive a full MIP bonus award for the 2015 fiscal year and a prorated MIP bonus award for the 2016 fiscal year for your period of active employment. You will be eligible to receive a full FlexComp award for the 2015 fiscal year and a prorated FlexComp award for the 2016 fiscal year for your period of active employment. Your prorated MIP bonus award, if any, and prorated FlexComp award for the 2016 fiscal year will each be paid in August 2016. You must return all Company Property (as defined in the Agreement) to the Company’s Chief Human Resources Officer within 24 hours of the Separation Date.

Except as specifically provided in this Letter, the Agreement will remain unchanged and in full force and effect.

Brad, if this Letter correctly sets forth our agreement, please sign and date the enclosed copy where indicated and return it to me. If you have any questions, please do not hesitate to contact me.

Sincerely,

BY: /s/ Gene Lee    3/19/15
Gene Lee, Chief Executive Officer    Date

ACKNOWLEDGED AND AGREED

/s/ C. Bradford Richmond    3/19/15
C. Bradford Richmond    Date